Exhibit 10.39
AMENDMENT TO INCENTIVE STOCK OPTION AND DIVIDEND EQUIVALENT
GRANT AGREEMENTS
AQUA AMERICA, INC.
2004 EQUITY COMPENSATION PLAN
WHEREAS, Aqua America, Inc. a Pennsylvania corporation (the “Corporation”) maintains the Aqua America, Inc. 2004 Equity Compensation Plan (the “Plan”);
WHEREAS, the Board of Directors of the Corporation (the “Board”) has amended the Plan effective as of January 1, 2009 in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations; and
WHEREAS, the compensation committee of the Board (the “Committee”) desires to amend all Incentive Stock Option and Dividend Equivalent Grant Agreements (the “Grant Agreements”) between the Corporation and the Grantee which are in effect on January 1, 2009, to reflect the changes made to the Plan comply with Section 409A of the Code and related Treasury regulations effective January 1, 2009.
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Notwithstanding the terms of any Grant Agreement in effect on January 1, 2009 to the contrary, Dividend Equivalent Amounts, as defined in the applicable Grant Agreement, shall be paid in accordance with the following provisions effective January 1, 2009:
a. Payment of Credited Dividend Equivalents. The total Dividend Equivalent Amounts accrued in the Grantee’s account on March 1, 2009 which have not, prior to such date, been paid to the Grantee or forfeited, shall be paid to the Grantee no later than March 15, 2009. Any Dividend Equivalent Amounts accrued in an account from March 2, 2009 (or any anniversary thereof) through March 1 of the following year shall be distributed to the grantee no later than March 15 of such following year, subject to subject to Section 1.b. Notwithstanding the foregoing, upon a Change of Control of the Corporation (as defined in the Plan), any Dividend Equivalent Amount or portion thereof, which has not, prior to such date, been paid to the Grantee or forfeited shall be paid within 60 days to the Grantee.
b. Forfeiture of Dividend Equivalents. Except as otherwise determined by the Committee, payment of Dividend Equivalent Amounts for any accrual period ending on March 1 as described in Section 1.a. shall be forfeited by the Grantee if the Grantee is not employed in regular full-time employment by the Corporation or a subsidiary on March 1 of such accrual period; provided, however, that a grantee shall not forfeit any payments if the grantee terminates employment by reason of (i) death, (ii) total disability (as defined in section 22(e)(3) of the Code), or (iii) retirement under the Corporation’s or a subsidiary’s retirement plan.

c. Amount of Dividend Equivalent Credited. Notwithstanding the other provisions of this Amendment, the amount of the Dividend Equivalent Amount to be credited to the Grantee’s account under Section 8(a) of the Plan is not changed by this Amendment.
d. Interest on Dividend Equivalents. No interest shall be paid on any Dividend Equivalent Amounts.
e. Deferral of Dividend Equivalents. The Grantee shall not be permitted to defer any Dividend Equivalent Amounts effective as of January 1, 2009.
2. The terms of the Grant Agreements in effect on January 1, 2009 shall otherwise remain in effect.

AQUA AMERICA, INC.

By:	/s/ David P. Smeltzer	By:	/s/ Roy H. Stahl
Grantee

Date:	12/29/08	Date:	12/22/08